Exhibit 21.1

Subsidiaries of the Registrant

Set forth below is the subsidiary of Jagged Peak Energy Inc. as of December 31, 2018:

Subsidiary Name	State of Formation, Organization or Incorporation
Jagged Peak Energy LLC	Delaware